Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three and Nine Months Ended July 31, 2019

STATEN ISLAND, New York – September 13, 2019. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “Coffee Holding Company”) today announced its operating results for the three months and nine months ended July 31, 2019.

Net Sales. Net sales totaled $21,594,285 for the three months ended July 31, 2019, a decrease of $1,845,618, or 7.8%, from $23,439,903 for the three months ended July 31, 2018. Net sales totaled $65,944,583 for the nine months ended July 31, 2019, a decrease of $1,772,436 from $67,717,019 for the nine months ended July 31, 2018. The decrease in net sales reflects the lower selling price of coffee during this period due to the continued depressed price of the green coffee market as well as a decrease in sales of approximately $7,400,000 to the Company’s former largest wholesale green coffee customer.

Cost of Sales. Cost of sales for the three months ended July 31, 2019 was $17,465,685, or 80.9% of net sales, as compared to $19,648,710, or 83.8% of net sales, for the three months July 31, 2018. Cost of sales for the nine months ended July 31, 2019 was $53,705,272, or 81.4% of net sales, as compared to $56,263,183, or 83.1% of net sales, for the nine months July 31, 2018. The decrease in cost of sales was due to the Company’s decreased sales offset by the increased cost of steel cans due to the increased tariffs, inbound trucking costs and the Company’s increased losses from its hedging of futures and option contracts.

Gross Profit. Gross profit for the three months ended July 31, 2019 was $4,128,600, an increase of $337,407 from $3,791,193 for the three months ended July 31, 2018. Gross profit for the nine months ended July 31, 2019 was $12,239,311, an increase of $785,475 from $11,453,836 for the nine months ended July 31, 2018. The increase in gross profits resulted from improved margins on the Company’s wholesale and roasted business, partially offset by higher steel and trucking costs and losses from the Company’s hedging of futures and options contracts for the nine months ended July 31, 2019.

Operating Expenses. Total operating expenses increased by $348,844 to $3,871,362 for the three months ended July 31, 2019 from $3,522,518 for the three months ended July 31, 2018. Total operating expenses increased by $1,967,665 to $11,384,245 for the nine months ended July 31, 2019 from $9,416,580 for the nine months ended July 31, 2018. The primary reasons for this increase were the acquisition of Steep & Brew and the increase in the Company’s outbound freight costs as it increased and expanded its product distribution.

Net Income. The Company had net income of $111,494 or $0.02 per share basic and diluted, for the three months ended July 31, 2019 compared to net income of $15,690, or $0.00 per share basic and diluted for the three months ended July 31, 2018. The Company had net income of $187,741 or $0.03 per share basic and diluted, for the nine months ended July 31, 2019 compared to net income of $957,926, or $0.17 per share basic and diluted for the nine months ended July 31, 2018. The decrease in net income was due primarily to the reasons described above.

“During our fiscal third quarter we were able to maintain our sales volumes and earn a small profit despite coffee prices trading to their lowest levels since 2005. The decrease in sales was almost entirely the result of a decline in sales to our former largest green coffee customer, which for the nine months ended July 31, 2019 were down $7.4 million. However, excluding sales to our former largest green coffee customer, sales to all of our other customers are up $5.7 million, an increase of 8.4%. Further, we earned $0.02 cents a share on both a basic and diluted basis, including a onetime non-cash charge of $0.04 per share on a basic and diluted basis relating to option grants under our option plan. Without this non-cash charge, we would have earned $0.06 cents a share,” stated Andrew Gordon, President and CEO of Coffee Holding Company. “We continue to operate in an extremely challenging environment. Historically low coffee prices, steel tariffs, as well as increased competitive pressure at the grocery store level due to the low coffee prices, continue to erode our earnings potential in the near term. However, I remain positive about our company’s long term outlook as we have weathered these industry forces before while managing to strengthen our core business of private label and green coffee sales and expand our distribution network for our brands. Despite these headwinds, we have seen a dramatic increase in the sales of our Café Caribe single serve during this period, partially offset by a modest decline in sales of our Harmony Bay brand bag and can lines which were acquired in February 2017 as part of our Comfort Foods acquisition. Although I am never pleased to see declines in sales of our brands, we recognize that the Harmony Bay brand is a very mature brand compared to Café Caribe. Café Caribe’s importance within our brand portfolio remains second to none. The sales of espresso in the Latin coffee category continues to outperform the sales of mainstream and private label coffees in supermarkets and we are extremely pleased to be participating in that growth as well,” stated Mr. Gordon.

“Lastly, we continue to closely monitor the regulatory environment as it relates to CBD products being sold in the mainstream market. We believe given our diverse portfolio of branded coffees, we will have the opportunity to service multiple demographics in consumer tastes and preference when the opportunity finally presents itself,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JULY 31, 2019 AND OCTOBER 31, 2018

	July 31, 2019	October 31, 2018
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$2,568,780	$4,611,384
Accounts receivable, net of allowances of $144,000 for 2019 and 2018	8,492,642	9,914,297
Inventories	17,702,156	15,271,106
Prepaid expenses and other current assets	686,359	578,861
Prepaid and refundable income taxes	288,639	383,206
TOTAL CURRENT ASSETS	29,738,576	30,758,854

Machinery and equipment, at cost, net of accumulated depreciation of $6,753,814 and $6,251,828 for 2019 and 2018, respectively	2,416,457	2,350,208
Customer list and relationships, net of accumulated amortization of $139,522 and $108,875 for 2019 and 2018, respectively	545,478	576,125
Trademarks and tradenames	1,488,000	1,488,000
Other intangible assets	331,124	331,124
Non-compete, net of accumulated amortization of $24,750 and $9,900 for 2019 and 2018, respectively	74,250	89,100
Goodwill	2,157,661	2,157,661
Equity method investments	87,085	89,776
Deferred income tax asset	446,823	440,325
Deposits and other assets	462,050	552,904
TOTAL ASSETS	$37,747,504	$38,834,077

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,627,521	$4,833,548
Line of credit	5,767,640	6,260,014
Due to broker	96,704	22,046
Note payable		70,255
Income taxes payable	200	1,505
TOTAL CURRENT LIABILITIES	9,492,065	11,187,368

Deferred income tax liabilities	844,532	882,022
Deferred rent payable	205,992	242,143
Deferred compensation payable	435,987	532,726
TOTAL LIABILITIES	10,978,576	12,844,259

STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,569,349 shares outstanding as of July 31 2019 and October 31, 2018	6,494	6,494
Additional paid-in capital	16,332,943	16,104,075
Retained earnings	13,592,508	13,404,767
Less: Treasury stock, 925,331 common shares, at cost as of July 31, 2019 and October 31, 2018	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	25,298,385	24,881,776
Noncontrolling interest	1,470,543	1,108,042
TOTAL EQUITY	26,768,928	25,989,818
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,747,504	$38,834,077

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE AND THREE MONTHS ENDED JULY 31, 2019 AND 2018

(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2019	2018	2019	2018
NET SALES	$65,944,583	$67,717,019	$21,594,285	$23,439,903

COST OF SALES (including $5.9 and $7.0 million related party cots for the nine months ended July 31, 2019 and 2018, respectively and $1.8 and $2.6 million for the three months ended July 31, 2019 and 2018, respectively.)	53,705,272	56,263,183	17,465,685	19,648,710

GROSS PROFIT	12,239,311	11,453,836	4,128,600	3,791,193

OPERATING EXPENSES:
Selling and administrative	10,853,495	8,905,830	3,701,112	3,352,268
Officers’ salaries	530,750	510,750	170,250	170,250
TOTAL	11,384,245	9,416,580	3,871,362	3,522,518

INCOME FROM OPERATIONS	855,066	2,037,256	257,238	268,675

OTHER INCOME (EXPENSE)
Interest income	8,903	11,170	3,548	3,433
(Loss) gain from equity method investment	(2,691)	(4,359)	(2,613)	199
Interest expense	(195,493)	(286,555)	(64,625)	(99,906)
TOTAL	(189,281)	(279,744)	(63,690)	(96,274)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	665,785	1,757,412	193,548	172,401

Provision for income taxes	115,543	447,105	34,413	35,721

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	550,242	1,310,407	159,135	136,680
Less: Net (income) attributable to the non-controlling interest	(362,501)	(352,481)	(47,641)	(120,990)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$187,741	$957,926	$111,494	$15,690

Basic and diluted earnings per share	$.03	$.17	$.02	$.00

Weighted average common shares outstanding:
Basic and diluted	5,569,349	5,720,360	5,569,349	5,673,914

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED JULY 31, 2019 AND 2018

(Unaudited)

	2019	2018
OPERATING ACTIVITIES:
Net income	$550,242	$1,310,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	547,483	544,564
Stock-based compensation	228,868	-
Unrealized loss (gain) on commodities	74,658	317,176
Loss (gain) on equity method investments	2,691	4,359
Deferred rent	(36,151)	1,323
Deferred income taxes	(43,988)	3,750
Changes in operating assets and liabilities:
Accounts receivable	1,421,655	4,917,860
Inventories	(2,431,050)	2,240,892
Prepaid expenses and other current assets	(107,498)	(50,625)
Prepaid green coffee	-	171,350
Prepaid and refundable income taxes	94,567	178,848
Accounts payable and accrued expenses	(1,206,027)	(1,698,518)
Deposits and other assets	90,854
Deferred compensation payable	(96,739)
Income taxes payable	(1,305)	5,889
Net cash (used in) provided by operating activities	(911,740)	7,947,275

INVESTING ACTIVITIES:
Cash paid for business acquisition	-	(2,740,217)
Purchases of machinery and equipment	(568,235)	(299,554)
Net cash used in investing activities	(568,235)	(3,039,771)

FINANCING ACTIVITIES:
Advances under bank line of credit	7,626	3,800,200
Purchase of treasury stock	-	(894,368)
Principal payment on note payable	(70,255)
Principal payments under bank line of credit	(500,000)	(5,059,065)
Net cash used in financing activities	(562,629)	(2,153,133)

NET (DECREASE) INCREASE IN CASH	(2,042,604)	2,754,371

CASH, BEGINNING OF PERIOD	4,611,384	2,325,650

CASH, END OF PERIOD	$2,568,780	$5,080,021

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$197,216	$285,603
Income taxes paid	$66,269	$245,838

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED APRIL 30, 2019 AND 2018

(Unaudited)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On April 24, 2018 Generations Coffee Company acquired the assets of Steep & Brew, Inc.:

Accounts receivable	$86,442
Inventory	1,140,893
Equipment	450,000
Prepaid expenses	62,882
Non-compete	150,000
Goodwill	1,000,000
Less: Note payable	150,000
Net cash paid	$2,740,217